Contact:	Mark A. Kopser
Senior Vice President and Chief Financial Officer
or
Richard J. Sirchio
Treasurer and Vice President/Investor Relations
(972) 713-3500

UNITED SURGICAL PARTNERS INTERNATIONAL

TO ACQUIRE SURGICAL HOSPITAL IN MURCIA, SPAIN

DALLAS, Texas (December 3, 2001) - United Surgical Partners International, Inc. (Nasdaq/NM:USPI) today announced that it has entered into a definitive agreement to acquire The San Carlos Hospital, a surgical hospital in Murcia, Spain.  Closing of the transaction, which is subject to due diligence, is expected in the next few months.  Terms of the transaction were not disclosed.

                The San Carlos Hospital, a private 134-bed hospital located near the southeastern coast of Spain, is the only private hospital in Murcia and has contracts with all private insurance companies.  The hospital, which was built in the early 1970s, has been renovated recently and includes six operating rooms, two delivery rooms and a six-bed intensive care unit.  Other services include 16 medical offices, radiology, laboratory, emergency room and a pharmacy.  San Carlos is a state-of-the-art surgical hospital with a focus on orthopedics, general surgery, opthamology and OB/GYN.

                Donald E. Steen, United Surgical Partners International's chairman and chief executive officer, said, "This facility represents our ninth surgical facility in Spain and brings to 11 the number of facilities we operate in Europe.  We are very excited about the transaction because this hospital is a highly respected healthcare institution with excellent growth potential.  Also, the facility is well known for the quality of care and the excellent physicians and surgeons on staff.  We will continue to explore opportunities in Western Europe such as the one in Murcia because private hospitals are an extremely promising market for us as more and more patients demand better access to services, more personalized services and the ability to choose their own physicians.  We look forward to introducing additional services and improvements in Murcia, Spain, to further enhance the quality of care and services."

                United Surgical Partners International, headquartered in Dallas, Texas, owns and operates 48 surgical facilities in the United States, Spain and the United Kingdom.

                The above statements include forward-looking statements based on current management expectations.  Numerous factors exist which may cause results to differ from these expectations.  Many of the factors that will determine the Company's future results are beyond the ability of the Company to control or predict.  These statements are subject to risks and uncertainties relating to the Company, including without limitation, (i) the risk that the Company will not complete the Murcia acquisition, (ii) possible changes in reimbursement to healthcare providers and insurers that may reduce payments; (iii) its ability to attract and retain qualified management and personnel, including physicians; (vi) the geographic concentration of the Company's operations; (v) risks associated with the Company's acquisition and disposition strategies; (iv) the regulated nature of the healthcare industry; (vii) the highly competitive nature of the healthcare business; and (viii) those risks and uncertainties detailed from time to time in the Company's filings with the Securities and Exchange Commission.  Therefore, the Company's actual results may differ materially.  The Company undertakes no obligation to update any forward-looking statements or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

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